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              3033 Science Park Road o San Diego, California 92121
                                 (858) 552-9500
                                  Press Release
    Titan Subsidiary, Cayenta, Inc. Acquires Solutions For Growth (SFG), Inc.

 - Acquisition of Revenue Cycle Management Software Company Extends Cayenta,
               Inc.'s Proprietary Suite of E-business Solutions -

SAN DIEGO, CA -- December 23, 1999 -- The Titan Corporation (NYSE: TTN) today announced that its subsidiary, Cayenta, Inc. has acquired more than 99 percent of the capital stock of Solutions for Growth, Inc. (SFG) for approximately $15 million, including cash and the assumption of debt. SFG is a leading provider of revenue cycle management software for companies with complex bill calculation requirements. SFG's technology addresses the complex problems related to revenue cycle management in industries such as utilities, telecommunications, and transportation/logistics. SFG's technology and employees will become an integral part of Titan's e-business solutions subsidiary, Cayenta.

         The acquisition of SFG will allow Cayenta to broaden its Total Services Provider offering with a Revenue Cycle Management product that is deliverable via the Internet. Current SFG solutions include customer enrollment and credit worthiness, billing and rate management, collection and deposit, payment processing, customer service, and settlement with trading partners.

         In addition to the acquisition of SFG, Titan also announced that Cayenta had closed the previously announced acquisition of ASSIST Cornerstone Technologies.

         Headquartered in San Diego, California, The Titan Corporation is a leading provider of wireless telecommunications and information technology services and solutions. In addition, Titan markets the leading technology for the electronic pasteurization of food. Titan seeks to capitalize on government funded R&D and the Company's core competency in information and telecommunications systems by creating unique commercial businesses offering advanced technology solutions. The Company has annualized sales of over $400 million, a total backlog in excess of $1 billion, and approximately 3,400 employees.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including the role of SFG technology and employees as part of Cayenta, Inc., are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

         Contact:   Rochelle  Bold,  Vice  President  Investor  Relations  (858)
         552-9400 or invest@titan.com

         If you would like to receive press releases via electronic mail, please contact invest@titan.com Press Releases and other Titan information are available on The Titan Corporation's World Wide Web site: http://www.titan.com/